Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
MDC Partners Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-107507), (No. 333-145534) and (No. 333-141359) of MDC Partners Inc. (the “Company”) of our report dated March 15, 2006, except as to Note 10, which is as of March 7, 2008, relating to the consolidated statement of operations, shareholders’ equity and cash flows for the year ended December 31, 2005, and the related financial statement schedule II, which appears in the December 31, 2007 Annual Report on Form 10-K of the Company.

/s/ KPMG LLP

Toronto, Canada
March 7, 2008